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                                                                   EXHIBIT 10.11

[STENTOR LOGO]             5000 Marina  Blvd / Brisbane, California 94005-1330
                           tel 650 228 5555 / fax 650 228 5566 / www.stentor.com

April 21, 2003

Richard Dyke
15 RetirO Way
San Francisco, CA 94123

Re: Employment Offer

Dear Richard

We are pleased and very excited to offer you the position of Vice President, Sales with Stentor, Inc. The terms of the offer are as follows:

1.    The monthly base salary for this full-time position will be $12,500.

2. Target commission compensation of $100,000 per year based on annual sales by the Company of $19,500,000 Gross Sales of DX units and 72 Enterprise units during the 2003 plan year. In addition, you are eligible for increased commissions for exceeding targets. Annual changes in the target sales will be made, commission will be adjusted based on changes to the annual sales goals.

3. Severance: In the event that your employment with the company is terminated other than for cause, you will be entitled to receive (a) an amount equal to three months of base compensation plus 25% of your target annual commission compensation plus (b) three months of benefits paid for by the company.

4. You will receive a commission guarantee for the first 9 months of employment equivalent to $8,333 a month, or until such time as commission payments would equal or exceed this amount. The guarantee is based on continuous employment.

5.    Health, Dental and Vision Insurance Plan for you

6.    Life insurance for $50,000.

7.    Short-term and long-term disability insurance.

8. Ten paid legal holidays plus fifteen Paid Time Off (PTO) days per year of service that you can use in any combination of sick or vacation purposes.

9. Employee option to participate in a non-contributory 401 (k) retirement plan.

10. 100,000 ISO shares of Stentor, Inc. common stock options, vesting 25% on first anniversary of date of hire (monthly vesting after the first year), subject to Board approval and at a price per share to be determined by the Board.

11. The offer is conditional on acceptance and execution of the Stentor At-Will and NDA/Assignment, agreements.

12. Offer is contingent upon successful completion of passing background check.

13.   Date of hire, April 28, 2003.

We believe that with your intelligence, enthusiasm, education, and experience, you will be a significant addition to our team. We are also confident that Stentor will provide for you an intellectually stimulating and friendly environment that is conducive to professional and personal growth.

I am also personally excited to be working with you and building the effective team to deliver quality products that will improve the delivery of healthcare.

To accept this contingent offer, please sign, date, and return the enclosed copy of this letter. This offer is valid until April 24, 2003. If you have any questions, do not hesitate in contacting me.

Sincerely,

/s/ JIM BOYLE
----------------------------
Jim Boyle

Chief Operating Officer

I will accept Stentor's offer of employment as state above:

/s/ RICHARD DYKE                        4/22/03
-----------------------------           Date
    Richard Dyke

Quality Patient Care through Vision, Innovation and Service